SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

January 2, 2004	Commission file number:
(Date of earliest event reported)	000-29313

MOBILE REACH INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	20-0121007
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

8000 Regency Parkway, Suite 430
Cary, North Carolina 27511
(Address of principal executive offices)
(Zip code)

(919) 469-6997
(Registrant’s telephone number, including area code)

Item 2. Acquisition or Disposition of Assets.

     Pursuant to an Agreement and Plan of Merger dated as of December 17, 2003 (the “Agreement”), by and among Mobile Reach International, Inc., a Delaware corporation (“Registrant”), MRI Acquisition Corp., a Delaware corporation and a direct wholly-owned subsidiary of Registrant (“Merger Sub”), Waves Consulting Group, Inc., a Delaware corporation (“Waves”) and the shareholders of Waves, the Registrant acquired all of the outstanding stock of Waves from the shareholders of Waves. As a result, Waves became a wholly-owned subsidiary of Registrant effective January 2, 2004 (the “Effective Date”). At the Effective Date, the Waves shareholders were paid an aggregate of 1,300,000 shares of common stock, $0.0001 par value per share, of Registrant, paid ratably according to their proportional ownership interests in Waves.

Item 5. Other Events.

     On January 8, 2004, the Registrant issued a press release announcing the completion of its acquisition of Waves Consulting Group, Inc. A copy of that press release is filed herewith and incorporated by reference herein as Exhibit 99.1.

Item 7. Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired. At the time of the filing of this Report, it is impracticable for the Registrant to provide any of the financial statements for the acquired business required by Item 7 of Form 8-K promulgated by the Commission under the Securities Exchange Act of 1934, as amended (the “Act”). Accordingly, the Registrant will file the required financial statements as soon as practicable, but not later than 60 days from January 17, 2004, as required by such Item 7.

(b)	Pro Forma Financial Information. At the time of the filing of this Report, it is impracticable for the Registrant to provide any of the pro forma financial information required by Item 7 of Form 8-K promulgated by the Commission under the Act. Accordingly, the Registrant will file the required financial statements as soon as practicable, but not later than 60 days from January 17, 2004, as required by such Item 7.

(c)	Exhibits.

2.3(a)	Agreement and Plan of Merger dated December 17, 2003 by and among the Registrant, Waves Consulting Group, Inc., MRI Acquisition Corp. and the sole shareholders of Waves Consulting Group, Inc.

     99.1      Press release issued on January 2, 2004

(a)	Incorporated by reference to the identically numbered exhibit filed with the Registrant’s Current Report on Form 8-K filed on December 29, 2003

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Mobile Reach International, Inc.

By:	/s/ MICHAEL J. HEWITT

Michael J. Hewitt
President and Chief Executive Officer

Date: January 16, 2004